Letter of agreement concerning term debt to preferred equity conversion with effect as at September 30, 2004

Whereas ActiveCore Technologies Limited, the wholly owned Canadian subsidiary of ActiveCore Technologies Inc., is indebted to the International Brotherhood of Electrical Workers Local 105 (IBEW) in the amount of USD 500,000 plus accrued interest; and,

Whereas, it is advantageous for ActiveCore Technologies Inc. to facilitate the conversion of its Canadian subsidiary's debt to equity and the IBEW agrees that it is in its best interests to facilitate such conversion, the undersigned hereby agree that the following terms shall form the basis for conversion of the ActiveCore Technologies Limited to equity in ActiveCore Technologies, Inc.

ActiveCore Technologies Inc. and the IBEW will jointly sign a subscription agreement for a series C preferred share issue having the following characteristics:

      o One preferred share will be exchanged for every one dollar of IBEW Local 105 term debt e.g. $500,000 of term debt will equal 500,000 Series C preferred shares

      o The preferred shares will have a 12% annual dividend rate payable quarterly based on the number of preferred shares outstanding at the end of the quarter

      o     The dividend calculation will start from October 1, 2004

      o Dividends may be paid in cash or in the form of common shares - if paid in the form of common shares the calculation will be based on the monetary value of interest due divided by the average closing bid price of common shares as of the three trading days prior to the last day of the quarter, the last day of the quarter, and the first three trading days of the new quarter plus a 15 % premium for issuance of restricted stock.

      o Activecore will be obliged to redeem the preferred shares on the basis of 16 quarters i.e. commencing December 31, 2004 the company will redeem 1/16th of the preferred shares (500,000/16 = 31,250) to retire the full amount of the preferred shares by September 30, 2008. o The company shall have the option of paying the quarterly redemptions in the form of cash or common shares. If paid by common shares the redemption amount will be calculated in the same manner as the dividend i.e. by taking the monetary amount ($31,250) and dividing that by the average closing bid price of common shares as of the three trading days prior to the last day of the quarter, the last day of the quarter, and the first three trading days of the new quarter plus a 15 % premium for issuance of restricted stock.

      o All restricted common shares issued, whether to cover dividends or redemptions, will be registered no less than annually in an SB 2 filing. In the event that an SB2 or equivalent registration statement registering any common shares issued for redemption and dividends is not filed within one year of the issuance of shares, Activecore will pay a penalty of 1 % per month on the shares outstanding in excess of one year for each month or part of a month that the SB2 is not filed.

      o Interest accrual: Activecore will pay to the IBEW the accrued interest on the loan from the date of inception until September 30, 2004 ($70,191.77 US) in the form of 4,746,118 restricted common shares which has been calculated by taking the monetary value of the interest accrual and dividing it by the closing bid price of the common shares on September 30, 2004. Activecore will issue the interest accrual shares upon signature of this agreement and obtain registration of such in its current SB 2 filing.
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      o     The registered GSA against ActiveCore Technologies Limited will be discharged immediately and the promissory note shall be cancelled upon delivery of the series C preferred shares.

Dated this 30th day of September, 2004.


For:  IVP Technology Corporation d.b.a.     For International Brotherhood of
ActiveCore Technologies Inc.                ElectricalWorkers Local Union 105

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Brian MacDonald, Chairman                   John Grimshaw, Business Manager